Committed Facility Agreement

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD. (“PBI”) and each customer listed on Annex I hereto, severally and not jointly (each, a “Customer”), hereby enter into this Committed Facility Agreement (this “Agreement”), dated as of the date specified on the signature page. This Agreement shall be deemed to have been entered into as separate agreements between PBI and each Customer and, accordingly, no Customer shall be liable to PBI or a party to any agreement entered into between another Customer and PBI.

Whereas BNPP PB and each Customer have entered into the U.S. PB Agreement, dated as of the date listed next to each Customer in Annex I (the “U.S. PB Agreement”),

Whereas PBI and each Customer have entered into the PBI Agreement, dated as of the same date as the US PB Agreement (the “PBI Agreement” and, together, with the U.S. PB Agreement and this Agreement, collectively, the “40 Act Financing Agreements”).

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of PBI to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Definitions -

(a)	Capitalized terms not defined in this Agreement have the respective meaning assigned to them in the U.S. PB Agreement. The 40 Act Financing Agreements are included in the term “Contract,” as defined in the U.S. PB Agreement.

(b)	“Account Agreement” means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

(c)	“BNPP Downgrade Event” means on any day (the “Date of Determination”), BNP Paribas’ long-term credit rating has declined to a level three or more notches below its highest rating by any of Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc. or Fitch Ratings, Ltd. during the period beginning on and including date of this Agreement and ending on and including such Date of Determination.

(d)	“Borrowing” means a draw of cash financing by Customer from PBI pursuant to Section 2 of this Agreement.

(e)	“Closing Date” means the date listed under the heading “Closing Date” opposite the relevant Customer on Annex I hereto.

(f)	“Collateral Requirements” means the collateral requirements set forth in Section 1 of Appendix A attached hereto.

(g)	“Custodian” means State Street Bank and Trust Company.

(h)	“Funding Event” means that as of any day (each such day, a “Date of Determination”) either (i) the average Funding Spread over the ten (10) Business Days immediately prior to the Date of Determination is greater than 300 basis points (the “Funding Event Increased Spread Event”) or (ii) the Funding Spread is not published by Bloomberg on the Date of Determination.

(i)	“Funding Event Increased Spread” shall mean the amount that the Funding Spread during a Funding Event Increased Spread Event exceeds 300 basis points.

Classification : Internal

(j)	“Funding Spread” means, as of any day, the “Index OAS to Treasury”, as published by Bloomberg by reference to the ticker “LGAFTRUU” and under the page “I03438USD Index” or any successor ticker or page thereto.

(k)	“Initial NAV” means the Net Asset Value of Customer as of the date of execution hereof (“Initial NAV Date”).

(l)	“Maximum Commitment Financing” means the amount specified as applicable to each Customer on Annex I hereto.

(m)	“Net Asset Value” means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with U.S. generally accepted accounting principles.

(n)	“Net Asset Value Floor” means, with respect to Customer, an amount equal to 50% of the Initial NAV of such Customer (such 50% amount, the “Execution Date NAV Floor”); provided, however, that following the date hereof, the Net Asset Value Floor shall be the greater of (i) the Execution Date NAV Floor or (ii) 50% of the Net Asset Value of Customer, calculated based on the Customer’s Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

(o)	“Outstanding Debit Financing” means the aggregate net cash balance (excluding current short sale proceeds) held under this Agreement if such net cash balance is a debit, or zero if such aggregate net cash balance is a credit. For the purposes of calculating such aggregate net cash balance, if Customer holds credit or debit cash balances in non-USD currencies, PBI will convert each of these balances into USD at prevailing market rates to determine Customer’s aggregate net cash balance.

(p)	“Portfolio Gross Market Value” means the Gross Market Value (as defined in Appendix A attached hereto) of all of Customer’s Positions that are Eligible Securities (as defined in Appendix A attached hereto).

(q)	“1940 Act” means the Investment Company Act of 1940, as amended.

2.	Borrowings -

Subject to Section 7, PBI shall make available cash financing under this Agreement in an amount up to the relevant Maximum Commitment Financing. Such cash financing shall be made available in immediately available funds. Customer may borrow under this Section 2, prepay pursuant to Section 4 and reborrow under this Section 2 without penalty. For the avoidance of doubt, any cash financing in excess of the Maximum Commitment Financing shall not be subject to the commitment in Section 6.

On the Closing Date, PBI shall make funds available to Customer in an amount up to the Maximum Commitment Financing. Each subsequent Borrowing (not to exceed the Maximum Commitment Financing) shall be made on written notice, given by Customer to PBI not later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing (which must be a Business Day) by Customer. Subject to Section 7, PBI shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available to Customer the amount of such Borrowing (provided that, the Outstanding Debit Financing does not exceed the Maximum Commitment Financing) payable to the account designated by the Customer in such notice of borrowing.

3.	Repayment -

(a)	Upon the occurrence of a Facility Termination Event, an event described in Section 16(a) hereof, or the date specified in the Facility Modification Notice as described in Section 6, all Borrowings (including all accrued and unpaid interest thereon and all other amounts owing or payable hereunder) may be recalled by the BNPP Entities in accordance with Section 1 of the U.S. PB Agreement.

Classification : Internal

(b)	Upon the occurrence of a Default, the BNPP Entities shall have the right to take any action described in section 13(b) hereof.

4.	Prepayments -

Customer may, upon at least one (1) Business Days’ notice to PBI stating the proposed date and aggregate principal amount of the prepayment, prepay all or any portion of the outstanding principal amount of the Outstanding Debit Financing, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that Customer shall continue to be obligated to pay the commitment fee as set forth in Appendix B in respect of any undrawn Maximum Commitment Financing.

5.	Interest -

Customer shall pay interest on the outstanding principal amount of each Borrowing from the date of such Borrowing until such principal amount shall be paid in full, at the rates specified on Appendix B attached hereto; provided that, upon the occurrence of a Funding Event Increased Spread Event, PBI may immediately increase the interest rate by an amount equal to the Funding Event Increased Spread. For the avoidance of doubt, if on any day, a Funding Event is not occurring, this Agreement has not been terminated and the commitment herein has not otherwise expired, the interest rate shall be the rate specified in Appendix B. Such interest shall be payable monthly, and if not paid when due, any unpaid interest shall be capitalized on the principal balance; provided that, notwithstanding such capitalization, the failure by Customer to pay such interest when due, shall be a failure of Customer to comply with an obligation under this Agreement.

6.	Scope of Committed Facility -

Subject to Section 7, PBI shall make available cash financing under this Agreement up to the relevant Maximum Commitment Financing, and may not take any of the following actions except upon at least ninety (90) calendar days’ prior notice (the “Facility Modification Notice”):

(a)	modify the Collateral Requirements; other than in accordance with the terms of Appendix A;

(b)	recall or cause repayment of any Borrowings under this Agreement;

(c)	modify the interest rate spread on Borrowings under this Agreement, as set forth in Appendix B attached hereto;

(d)	modify the fees, charges or expenses other than those described in clause (b) above, as set forth in Appendix B attached hereto (the “Fees”) provided that PBI may modify any Fees immediately if (i) the amount of such Fees charged to PBI, as the case may be, have been increased by the provider of the relevant services or (ii) consistent with increases generally to customers, or

(e)	terminate this Agreement.

Notwithstanding the foregoing or anything to the contrary herein, upon the occurrence of a BNPP Downgrade Event, this Agreement shall terminate.

Classification : Internal

Upon written notice, Customer may terminate this Agreement. Such termination notice will be effective on the day it is received and acknowledged by PBI.

7.	Conditions for Committed Facility -

The commitment as set forth in Section 6 only applies so long as –

(a)	Customer satisfies the Collateral Requirements;

(b)	no Default or Facility Termination Event has occurred; and

(c)	there has not occurred any automatic termination as provided under Section 14.

8.	Arrangement, Renewal and Commitment Fees -

Customer shall pay when due (subject to Section 2(d) of the PBI Agreement) a commitment fee as set forth in Appendix B.

9.	Substitution -

(a)	After the BNPP Entities sends a Facility Modification Notice, Customer may not substitute any collateral, provided that Customer may purchase and sell portfolio securities in the ordinary course of business consistent with its investment restrictions; provided further that the BNPP Entities may permit substitutions upon request, which permission shall not be unreasonably withheld; provided further that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a commercially reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

(b)	Prior to the BNPP Entities sending a Facility Modification Notice, Customer may substitute collateral, provided that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

10.	Collateral Delivery -

As provided for in Section 1 of the U.S. PB Agreement.

11.	Representations and Warranties -

Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements.

12.	Financial Information -

Customer shall provide the BNPP Entities with copies of –

(a)	the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 90 calendar days after the end of each fiscal year of Customer;

(b)	the most recent monthly financial statement of Customer, including performance returns and net asset value of Customer, as soon as available and in any event within 30 calendar days after the end of each month; and

Classification : Internal

(c)	other information respecting Customer’s financial position or business, as BNPP may reasonably request from time to time.

13.	Termination -

(a)	Upon the occurrence of a Facility Termination Event, BNPP shall have the right to terminate this Agreement, recall any Outstanding Debit Financing, modify Collateral Requirements and modify any interest rate spread, fees, charges, or expenses, in each case, in accordance with the timeframes specified in the U.S. PB Agreement.

(b)	Upon the occurrence of a Default, the BNPP Entities may terminate any of the 40 Act Financing Agreements and take Default Action.

(c)	Each of the following events constitutes a “Default”:

i.	Customer fails to meet the Collateral Requirements within the time periods set forth in Section 1 of the U.S. PB Agreement;

ii.	Customer fails to deliver the financial information within the time periods set out in Section 12 and such failure continues for one (1) Business Day after receipt of written notice from the BNPP Entities of such failure;

iii.	the Net Asset Value of Customer declines below the Net Asset Value Floor;

iv.	any representation or warranty made or deemed made by Customer to the BNPP Entities under any 40 Act Financing Agreements (including under Section 11 herein) proves false or misleading in a material respect (unless such representation or warranty already includes a materiality standard and it being understood that any representation regarding the Customer’s ERISA status and all representations relating to tax will be deemed to have a material effect) when made or deemed made;

v.	Customer fails to comply with or perform any other agreement or obligation under this Agreement or the other 40 Act Financing Agreements and such failure continues for 15 calendar days after receipt of written notice from BNPP of such failure;

vi.	Customer becomes bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding or all or substantially all its assets become subject to a suit, levy, enforcement, or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, has a secured party take possession of all or substantially all its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

vii.	the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and a BNPP Entity, if applicable) by Customer under any contract with a BNPP Entity or affiliate of a BNPP Entity; or

viii.	Customer fails to comply with the provisions set forth in Section 8.

Classification : Internal

(d)	Each of the following events constitutes a “Facility Termination Event”:

i.	the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by Customer under any contract with a third party entity, where the aggregate principal amount of any such contract (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract) is not less than $10,000,000;

ii.	there occurs any change in the BNPP Entities’ interpretation of any Applicable Law or the adoption of or any changes in the same that, in the reasonable opinion of counsel to the BNPP Entities, has the effect with regard to the BNPP Entities of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by the BNPP Entities);

iii.	(A) as of any day, the Net Asset Value of Customer has declined by twenty-five percent (25%) or more from the highest Net Asset Value in the preceding one-month period then ending; or (B) as of any day, the Net Asset Value of Customer has declined by thirty-five percent (35%) or more from the highest Net Asset Value in the preceding three-month period then ending; or (C) as of any day, the Net Asset Value of Customer, has declined by forty-five percent (45%) or more from the highest Net Asset Value in the preceding 12-month period then ending; (for purposes of (A), (B) and (C), any decline in the Net Asset Value shall take into account any positive or negative change caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions or investments, howsoever characterized, and all amounts set forth in redemption notices received by or on behalf of Customer (notwithstanding the date the actual redemption shall occur));

iv.	the investment management agreement between Customer and its investment advisor (“Advisor”) is terminated or the Advisor otherwise ceases to act as investment advisor of Customer; provided, however, such termination or cessation shall not constitute a Facility Termination Event if there is a replacement investment advisor appointed immediately with the consent of the BNPP Entities, such consent shall not be unreasonably withheld;

v.	A violation of Section 18 of the Investment 1940 Act; except reliance by Customer on any exemptive relief granted to it by the Securities and Exchange Commission will not be considered a violation of Section 18;

vi.	Customer fails to make any filing necessary to comply with the rules of any exchange in which its shares are listed;

vii.	Customer’s classification under the 1940 Act becomes something other than as a “closed-end company” as defined under Section 5 of the 1940 Act;

viii.	Customer enters into any additional indebtedness with a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 1940 Act Financing Agreements, including without limitation any further borrowings constituting ‘senior securities’ (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person excluding issuances of preferred stock (it being understood that such preferred stock retains all characteristics of an equity security and is not a security that could reasonably be characterized as a debt security);

Classification : Internal

ix.	Customer materially changes, amends, alters or modifies, either formally or informally, its investment policies without prior written notice to a BNPP Entity;

x.	Customer pledges to any other party, other than a BNPP Entity or its affiliates, any securities owned or held by Customer over which Custodian has a lien; or

xi.	PBI or BNPP PB ceases to conduct a prime brokerage business; provided that the BNPP Entities shall provide no less than twenty-nine (29) days’ prior written notice of such cessation.

14.	[Reserved.] -

15.	Notices -

Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

16.	Compliance with Applicable Law -

(a)	Notwithstanding any of the foregoing, if required by Applicable Law –

i.	the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

ii.	the BNPP Entities may recall any outstanding loan under the 40 Act Financing Agreements;

iii.	the BNPP Entities may modify the Collateral Requirements; and

iv.	the BNPP Entities may take Default Action.

(b)	This Agreement will not limit the ability of the BNPP Entities to change the product provided under this Agreement and the 40 Act Financing Agreements as necessary to comply with Applicable Law.

(c)	The BNPP Entities may exercise any remedies permitted under the Contracts if Customer fails to comply with Applicable Law.

17.	Miscellaneous -

(a)	In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)	This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

(c)	Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

(d)	This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

Classification : Internal

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of March 9, 2023.

Each Customer identified in Annex I, severally and not jointly

By: RiverNorth Capital Management, LLC as Investment Manager

By:	/s/ Marcus Collins
	Name:	Marcus Collins
	Title:	General Counsel

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.

By:	/s/ Michael Krzewicki
	Name:	Michael Krzewicki
	Title:	Managing Director

By:	/s/ Robert Lakeman
	Name:	Robert Lakeman
	Title:	Director

Classification : Internal

Annex I

Customer	Date of U.S. PB Agreement	Closing Date	Maximum Commitment Financing
RiverNorth Flexible Municipal Income Fund II	March 9, 2023	March 9, 2023	USD $15,000,000
RiverNorth Opportunistic Municipal Income Fund, Inc.	March 9, 2023	March 9, 2023	USD $15,000,000
RiverNorth Managed Duration Municipal Income Fund, Inc.	March 9, 2023	March 9, 2023	USD $15,000,000
RiverNorth Flexible Municipal Income Fund, Inc.	March 9, 2023	March 9, 2023	USD $15,000,000
RiverNorth Managed Duration Municipal Income Fund II, Inc.	March 9, 2023	March 9, 2023	USD $15,000,000
RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.	March 9, 2023	March 9, 2023	USD $25,000,000
RiverNorth Opportunities Fund, Inc.	March 9, 2023	March 9, 2023	USD $25,000,000
RiverNorth Specialty Finance Corporation (nka RiverNorth Capital and Income Fund, Inc.)	March 9, 2023	March 9, 2023	USD $15,000,000

Classification : Internal

Appendix A – Collateral Requirements

[Remainder of Page Intentionally Blank – Appendix A Begins on Immediately Following Page]

Classification : Internal